EXHIBIT 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 x3309
VALEANT PHARMACEUTICALS REPORTS
2006 FIRST QUARTER RESULTS
— Restructuring Initiative on Track; $20-30 Million in 2006 Cost Savings Targeted —
     COSTA MESA, Calif., May 4, 2006 — Valeant Pharmaceuticals International (NYSE: VRX) today announced 2006 first quarter results. The company also announced that its restructuring initiative is on track and is targeting expense reductions in 2006 of approximately $20-30 million.
First Quarter 2006 vs. First Quarter 2005 Highlights:
•	Revenues increased 10 percent to $198.8 million compared to $181.1 million.

•	Product sales increased 12 percent to $180.8 million compared to $161.8 million.

•	Ribavirin royalties decreased 6 percent to $18.1 million compared to $19.3 million.

•	Net loss was $6.4 million, or $0.07 per diluted share, including the impact of stock-based compensation expense of $5.7 million, compared to a net loss of $139.3 million, or $1.57 per diluted share.

•	Adjusted for non-GAAP items, the adjusted loss from continuing operations was $0.6 million, or $0.01 per diluted share, compared to adjusted income from continuing operations of $4.3 million, or $0.05 per diluted share.
     A reconciliation of GAAP to non-GAAP results is provided in Tables 2-4.
     Timothy C. Tyson, president and chief executive officer, said, “Our first quarter results were disappointing and not indicative of our expectations for the rest of 2006, although in line with our recently communicated expectations. Revenues in the quarter were higher primarily due to sales in North America of products acquired last year. Excluding such acquisitions, sales declined primarily due to wholesaler buying patterns in Europe and Latin America. Costs were impacted by a temporary plant shutdown in Mexico and other manufacturing variances in the quarter. We have taken aggressive actions to address these manufacturing issues, and we expect that future results will be further improved by our restructuring initiative. Our restructuring will result in significant cost savings for the company, and allow us to achieve our adjusted earnings targets of more than $0.50 per share in 2006, $1.00 per share in 2007 and $1.90 per share in 2008.”
Revenues:
     The increase in product sales in the 2006 first quarter was led by sales of acquired products and the growth of Kinerase®, Cesamet™ and Bedoyecta™. These factors were offset by a decrease in sales in the period of Efudex® and non-promoted products.

     Excluding acquired products, sales decreased four percent in the 2006 first quarter compared to the same period last year. Infergen® was acquired at the end of last year and had sales totaling $13.7 million in the 2006 first quarter. Sales of products acquired in the Xcel transaction totaled $18.3 million in the 2006 first quarter. The 2005 first quarter included sales of Xcel products from the March 1, 2005 acquisition date and totaled $7.3 million. Sales of these products reported by Xcel in the first two months of 2005 were $11.6 million.
     Sales of promoted products increased 27 percent in the 2006 first quarter. Excluding acquired products, sales of promoted products in the 2006 first quarter were flat compared to the same period last year.
     Foreign currency translation reduced product sales by $1.6 million in the 2006 first quarter, but increased operating income by $1.0 million in the same period.
Regional Sales Performance:
     North America product sales increased 54 percent in the 2006 first quarter compared to the same period in 2005, primarily due to sales of acquired products, particularly Infergen, Diastat® and Migranal®. Excluding acquired products, sales in North America increased two percent in the quarter, primarily due to increased sales of Kinerase, Cesamet and Virazole®, partially offset by decreased sales of Efudex in the quarter.
     Sales in Europe declined 15 percent in the 2006 first quarter compared to the same period last year. Foreign currency translation had a negative effect of six percent on European product sales. In addition, sales were negatively impacted by wholesaler buying patterns in Germany and generic competition in Spain.
     Latin America sales increased 12 percent in the first quarter of 2006 compared to the same period last year. Sales in Latin America were led by a 14 percent increase in sales of Bedoyecta™ and increased sales of a variety of promoted products. Foreign currency translation had a positive effect on Latin American product sales of seven percent in the quarter.
Financial Metrics:
     The company’s gross margin on product sales decreased in the 2006 first quarter to 68 percent compared to 70 percent in the same period last year. The decline was primarily due to an increase in cost of goods sold that resulted from manufacturing variances, particularly adjustments for products manufactured that did not meet specifications and other inventory write-offs, primarily for products that have been discontinued or are no longer promoted, along with the impact of a temporary shutdown of the company’s Mexico manufacturing facility that lasted longer than anticipated.
     Adjusted for non-GAAP items, selling expense was 35 percent of product sales in the 2006 first quarter compared to 33 percent a year ago. The increase was significantly impacted by expenses for market development activities associated with Viramidine® made prior to the announcement of the company’s first Phase 3 trial results. Adjusted for non-GAAP items, general and administrative expenses were 14 percent of product sales compared to 15 percent in the same period last year.

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     Research and development costs were 16 percent of product sales in the 2006 first quarter, the same level reported in the first quarter last year.
Restructuring Update:
     On April 3, 2006, the company announced a restructuring initiative to reduce costs and accelerate earnings growth. In connection with the initiative, the company expects to record restructuring charges in 2006 of $90-115 million, of which $26.5 million was recorded in the first quarter. It is expected that between $20-30 million of the restructuring costs in 2006 will be in cash.
     The company expects to save approximately $20-30 million in 2006 as a result of its restructuring initiative. In 2007 and 2008, cost savings are expected to be approximately $50-70 million each year.
     Valeant continues to expect to report adjusted earnings per share in 2006 of more than $0.50 per share, excluding restructuring costs, the gain from the settlement of litigation with the Serbian government, stock-based compensation expense and the recognition of tax benefits from U.S. net operating losses. The company continues to expect adjusted earnings per share in 2007 and 2008 of more than $1.00 per share and $1.90 per share, respectively, after taking into account similar adjustments and excluding any benefit or expense associated with further development of Viramidine.
     The following table summarizes the company’s actual metric performance and expectations for 2006 and 2008:

	2004A(1)	2005A(1)	1Q06A(1)(2)	2006E(1)(2)	2008E(2)(3)
Gross Margin	67%	69%	68%	69-71%	75-80%
Cost of Goods Sold	33%	31%	32%	29-31%	20-25%
Selling Expense	32%	31%	35%	29-31%	25-30%
G & A	16%	15%	14%	11-13%	10-12%
R&D	15%	16%	16%	15-17%	7-10%
Effective Tax Rate	26%	35%	27%	26-28%	32-34%

(1)	Includes non-GAAP adjustments which in 2006 includes estimated restructuring charges of $90-115 million

(2)	Excludes impact from the implementation of SFAS 123R

(3)	Excludes any benefit or expense of Viramidine development
Conference Call and Webcast Information:
     Valeant will host a conference call today at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss its 2006 first quarter results. The dial-in number to participate on this call is (877) 295-5743, confirmation code

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8056568. International callers should dial (706) 679-0845, confirmation code 8056568. A replay will be available approximately two hours following the conclusion of the conference call through Thursday, May 11, 2006 and can be accessed by dialing (800) 642-1687, confirmation code 8056568. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE: VRX) is a global, science-based specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Viramidine, Efudex, Diastat, Migranal, Kinerase, Infergen, Bedoyecta, Virazole and Cesamet are trademarks or registered trademarks of Valeant Pharmaceuticals International or its related companies. All other trademarks are the trademarks or the registered trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding the company’s restructuring initiative and its anticipated effect on the company’s expenses, the charges associated with the restructuring initiative, the company’s expected margins, expenses, tax rates and earnings, the continuing development of Viramidine, and the possible sale or license of pradefovir, that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to projections of future sales, product development and regulatory approval, the execution and success of the company’s restructuring and strategic plans and other risks detailed from time to time in Valeant’s SEC filings. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, stock compensation expense, and results of discontinued businesses. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures,

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management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
     The company has included adjusted earnings estimates and other forward-looking financial metrics that have not been prepared in accordance with GAAP. Valeant has not provided a reconciliation of these forward-looking non-GAAP financial measures due to the difficulty in forecasting and quantifying the exact amount of the restructuring charges and the related tax benefits that will be included in the comparable GAAP measures.
Financial Tables Follow
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Table 1
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Income
For the Three Months Ended March 31, 2006 and 2005

	Three Months Ended
	March 31,
(In thousands, except per share data)	2006	2005	% Change

Product sales	$180,757	$161,803	12%
Ribavirin royalties	18,091	19,335	-6%

Total revenues	198,848	181,138	10%

Cost of goods sold (a)	58,580	48,721	20%
Selling expenses (a)	64,270	52,815	22%
General and administrative expenses (a)	28,540	24,577	16%
Research and development costs (a)	29,535	25,724	15%
Acquired in-process research and development (b)	—	126,399
Gain on litigation settlement (c)	(34,000)	—
Restructuring charges (d)	26,466	1,695
Amortization expense	17,523	13,968	25%

	190,914	293,899	-35%

Income (loss) from operations	7,934	(112,761)

Interest expense, net	(7,780)	(6,666)
Other income (expense), net including translation and exchange	937	(1,791)

Income (loss) from continuing operations before provision for income taxes and minority interest	1,091	(121,218)

Provision for income taxes	7,242	16,367
Minority interest	1	171

Loss from continuing operations	(6,152)	(137,756)

Loss from discontinued operations, net	(212)	(1,503)

Net loss	$(6,364)	$(139,259)

Basic and diluted earnings per common share
Loss from continuing operations	$(0.07)	$(1.55)
Discontinued operations, net	—	(0.02)

Net loss	$(0.07)	$(1.57)

Shares used in per share computation	92,770	88,836

(a)	In 2006 Valeant adopted a new accounting standard (FAS 123R) which requires that the estimated value of employee stock options and stock purchase plans be recorded as an expense. Stock compensation expense in 2006 totaled $5.7 million consisting of $0.4 million in cost of sales, $0.8 million in selling expenses, $0.8 million in research and development and $3.7 million in general and administrative expenses. In 2005, Valeant recorded $0.5 million of stock compensation expense, however, that amount did not include a provision for the value of employee stock options granted at the market price or the Valeant employee stock purchase plan which permits employees purchase stock at a discount to market price. Had the new accounting standard been adopted in 2005, stock compensation expense would have been increased by $5.1 million.

(b)	Expense associated with the write-off of acquired in-process research and development (IPR&D) expense associated with the Xcel acquisition.

(c)	Gain results from settlement of long-standing dispute with Republic of Serbia over joint venture. In March 2006 Valeant collected $28 million of this amount; an additional $6 million to be paid in 2007.

(d)	Charges relate to our restructuring program which includes a manufacturing rationalization plan, the write off of certain information system costs and a portion of the severance costs associated with our restructuring plan.

Table 2
Valeant Pharmaceuticals International
Consolidated Condensed Statements of Operations and Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	March 31, 2006
		Non-GAAP
	GAAP	Adjustments		Adjusted
(In thousands, except per share data)

Product sales	$180,757	$—		$180,757
Ribavirin royalties	18,091	—		18,091

Total revenues	198,848	—		198,848

Cost of goods sold	58,580	(413	)(a)	58,167
Selling expenses	64,270	(847	)(a)	63,423
General and administrative expenses	28,540	(3,641	)(a)	24,899
Research and development costs	29,535	(780	)(a)	28,755
Acquired in-process research and development	—	—		—
Gain on litigation settlement	(34,000)	34,000	(b)	—
Restructuring charges	26,466	(26,466	)(c)	—
Amortization expense	17,523	—		17,523

	190,914	1,853		192,767

Income from operations	7,934	(1,853)		6,081

Interest expense, net	(7,780)	—		(7,780)
Other expense, net including translation and exchange	937	—		937

Income (loss) from continuing operations before provision for income taxes and minority interest	1,091	(1,853)		(762)

Provision (benefit) for income taxes	7,242	(7,448	)(d)	(206)
Minority interest	1	—		1

Loss from continuing operations	(6,152)	5,595		(557)

Loss from discontinued operations, net	(212)	—		(212)

Net loss	$(6,364)	$5,595		$(769)

Basic and diluted earnings per common share
Loss from continuing operations	$(0.07)			$(0.01)
Discontinued operations, net	—			—

Net loss	$(0.07)			$(0.01)

Shares used in per share computation	92,770			92,770

(a)	Stock based compensation expense totalling $5.7 million. After income taxes, the effect on non-GAAP adjusted net income is $4 million or $0.04 per share.

(b)	Gain results from settlement of long-standing dispute with Republic of Serbia over joint venture. In March 2006 Valeant collected $28 million of this amount; an additional $6 million to be paid in 2007.

(c)	Charges include the write off of certain information system costs and a portion of the severance costs associated with our restructuring plan.

(d)	Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, stock compensation expense and results of discontinued businesses. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Table 3
Valeant Pharmaceuticals International
Consolidated Condensed Statements of Operations and Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	March 31, 2005
		Non-GAAP
	GAAP	Adjustments		Adjusted
(In thousands, except per share data)

Product sales	$161,803	$—		$161,803
Ribavirin royalties	19,335	—		19,335

Total revenues	181,138	—		181,138

Cost of goods sold	48,721	—		48,721
Selling expenses	52,815	—		52,815
General and administrative expenses	24,577	—		24,577
Research and development costs	25,724	—		25,724
Acquired in-process research and development	126,399	(126,399	)(a)	—
Restructuring charges	1,695	(1,695	)(b)	—
Amortization expense	13,968	—		13,968

	293,899	(128,094)		165,805

Income (loss) from operations	(112,761)	128,094		15,333

Interest expense, net	(6,666)	—		(6,666)
Other income, net including translation and exchange	(1,791)	—		(1,791)

Income (loss) from continuing operations before provision for income taxes and minority interest	(121,218)	128,094		6,876

Provision for income taxes	16,367	(13,961	)(c)	2,406
Minority interest	171	—		171

Income (loss) from continuing operations	(137,756)	142,055		4,299

Loss from discontinued operations, net	(1,503)	—		(1,503)

Net Income (loss)	$(139,259)	$142,055		$2,796

Basic earnings per common share
Income (loss) from continuing operations	$(1.55)			$0.05
Discontinued operations, net	(0.02)			(0.02)

Net Income (loss)	$(1.57)			$0.03

Shares used in per share computation	88,836			88,836

Diluted earnings per common share
Income (loss) from continuing operations	$(1.55)			$0.05
Discontinued operations, net	(0.02)			(0.02)

Net Income (loss)	$(1.57)			$0.03

Shares used in per share computation	88,836			91,826 (d)

(a)	Expense associated with write off of IPR&D related to the Xcel acquisition.

(b)	Impairment of our manufacturing site in China and a gain on the sale of a manufacturing plant in Argentina.

(c)	Tax effect of non-GAAP adjustments. This adjustment reflects future tax benefits for net operating losses in the US which are not reflected in the GAAP financial statements offset by the effect of the IPR&D related to Xcel and the restructuring charge not being deductible for tax purposes.

(d)	Shares used in adjusted diluted EPS include the effect of diluted shares which are anti-dilutive to GAAP EPS.
See non-GAAP financial measure disclosure on Table 2.

Table 4
Valeant Pharmaceuticals International
GAAP reconciliation of basic and diluted earnings per share
For the Three Months Ended March 31, 2006 and 2005

	Three Months Ended
	March 31,
(In thousands, except per share data)	2006	2005

Loss from continuing operations	$(6,152)	$(137,756)

Non-GAAP adjustments:
Acquired IPR&D	—	126,399
Stock based compensation expense	5,681	—
Gain on litigation settlement	(34,000)	—
Restructuring charges	26,466	1,695
Tax effect on the above charges and tax settlements	7,448	13,961

Adjusted income (loss) from continuing operations before the above charges	$(557)	$4,299

Adjusted basic EPS from continuing operations	$(0.01)	$0.05

Adjusted diluted EPS from continuing operations	$(0.01)	$0.05

Shares used in basic per share calculation	92,770	88,836

Shares used in diluted per share calculation	92,770	91,826

Reconciliation of consolidated operating income to non-GAAP adjusted earnings before interest, taxes, depreciation and amortization
(“EBITDA”)

	Three Months Ended
	March 31,
	2006	2005	% Change
Consolidated operating income (loss) (GAAP)	$7,934	$(112,761)	—
Depreciation and amortization	23,482	21,038	12%

EBITDA (non-GAAP) (a)	31,416	(91,723)	—
Stock based compensation expense (b)	5,681	—
Other Non-GAAP adjustments (b)	(7,534)	128,094

Adjusted EBITDA (non-GAAP) (a)	$29,563	$36,371	-19%

(a)	We believe that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator of the cash flow generation ability of the company. We calculate EBITDA by adding depreciation and amortization back to consolidated operating income. Adjusted EBITDA excludes the additional costs set forth in note (b) below. Adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.

(b)	See Tables 2 and 3 for explanation of non-GAAP adjustments.
See non-GAAP financial measure disclosure in Table 2.

Table 5
Valeant Pharmaceuticals International
Supplemental Sales Information
For the Three Months Ended March 31, 2006 and 2005
 (In thousands)

	Three Months Ended		%
	March 31,		Increase/
	2006	2005	(Decrease)
Dermatology
Efudix/Efudex®(P)	$15,581	$19,276	(19%)
Kinerase®(P)	6,860	4,435	55%
Oxsoralen-Ultra®(P)	3,508	2,968	18%
Dermatix™(P)	1,834	1,896	(3%)
Other Dermatology	8,569	8,133	5%

Infectious Disease
Infergen®(P) (a)	13,705	—	—
Virazole®(P)	5,157	4,195	23%
Other Infectious Disease	4,731	5,853	(19%)

Neurology
Diastat(P) (b)	12,022	5,177	132%
Mestinon®(P)	9,817	9,860	(0%)
Cesamet(P)	3,303	2,055	61%
Migranal(P) (b)	3,115	774	302%
Librax(P)	2,919	4,080	(28%)
Dalmane/Dalmadorm(P)	2,466	2,642	(7%)
Limbitrol(P)	1,510	1,294	17%
TASMAR®(P)	1,185	939	26%
Other Neurology	14,591	10,568	38%

Other Therapeutic Classes
Bedoyecta™(P)	10,580	9,244	14%
Bisocard(P)	3,565	2,655	34%
Solcoseryl(P)	3,377	4,194	(19%)
Calcitonin(P)	1,850	2,585	(28%)
Nyal(P)	1,754	2,474	(29%)
Aclotin(P)	1,372	1,520	(10%)
Espaven(P)	1,302	1,562	(17%)
Other Pharmaceutical Products	46,084	53,424	(14%)

Total Product Sales	$180,757	$161,803	12%

Total Promoted Product Sales(P)	$106,782	$83,825	27%

(a)	Infergen was acquired from InterMune on December 30, 2005.

(b)	Diastat and Migranal were acquired with the Xcel transaction on March 1, 2005.

(P)	Promoted products represent promoted products with estimated annualized sales greater than $5 million.

Table 6
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Revenue and Operating Income — Regional
For the Three Months Ended March 31, 2006 and 2005
 (In thousands)

	Three Months Ended
	March 31,
Revenues	2006	2005	% Change

North America	$75,212	$48,943	54%
Latin America	35,788	32,060	12%
Europe	56,257	65,875	-15%
AAA	13,500	14,925	-10%

Total specialty pharmaceuticals	180,757	161,803	12%

Ribavirin royalty revenues	18,091	19,335	-6%

Consolidated revenues	$198,848	$181,138	10%

Cost of goods sold	$58,580	$48,721	20%

Gross profit margin on pharmaceutical sales	68%	70%

Operating Income (Loss)

North America	$22,492	$16,694	35%
Latin America	8,684	9,818	-12%
Europe	4,550	11,734	-61%
AAA	154	790	-81%

	35,880	39,036	-8%

Corporate expenses (a)	$(23,190)	$(14,367)	61%

Total specialty pharmaceuticals	12,690	24,669	-49%

Restructuring charges	(26,466)	(1,695)	—
Gain on litigation settlement	34,000	—
R&D	(12,290)	(9,336)	32%
Acquired IPR&D	—	(126,399)	—

Total consolidated operating income (loss)	$7,934	$(112,761)

(a)	Includes $5.7 million of stock based compensation expense in 2006 and $0.5 million in 2005.

	Three Months Ended
Gross Profit	March 31, 2006%		March 31, 2005%

North America	$62,564	83%	$40,496	83%
Latin America	23,788	66%	23,592	74%
Europe	29,360	52%	41,462	63%
AAA	6,465	48%	7,532	50%

Total specialty pharmaceuticals	$122,177	68%	$113,082	70%

Table 7
Valeant Pharmaceuticals International
Consolidated Balance Sheet and Other Data
 (In thousands)

	March 31,	December 31,
Balance Sheet Data	2006	2005

Cash and cash equivalents	$244,362	$224,856
Marketable securities	11,121	10,210

Total cash and marketable securities	$255,483	$235,066

Accounts receivable, net	$174,433	$187,987
Inventory, net	137,729	136,034
Long-term debt	785,850	788,439
Total equity	434,590	439,251

Other Data	Three Months Ended
	March 31,	March 31,
	2006	2005
Cash flow provided by (used in) continuing operations

Operating activities	$40,038	$8,662
Investing activities	(14,056)	(83,477)
Financing activities	(7,204)	182,453
Effect of exchange rate changes on cash and cash equivalents	728	(4,782)

Net increase in cash and cash equivalents	19,506	102,856
Net increase (decrease) in marketable securities	911	(202,799)

Net increase (decrease) in cash and marketable securities	$20,417	$(99,943)

Table 8
Valeant Pharmaceuticals International
Supplemental Non-GAAP Information on Currency Effect
 (In thousands)

	Three Months Ended
	March 31,
	2006	2005
Consolidated

Product sales	$180,757	$161,803
Currency effect	1,550
Product sales, excluding currency impact	$182,307

Operating income (loss)	$7,934	$(112,761)
Currency effect	(981)
Operating income, excluding currency impact	$6,953

Geographic Product Sales

North America pharmaceuticals	$75,212	$48,943
Currency effect	(489)
North America pharmaceuticals, excluding currency impact	$74,723

Latin America pharmaceuticals	$35,788	$32,060
Currency effect	(2,097)
Latin America pharmaceuticals, excluding currency impact	$33,691

Europe pharmaceuticals	$56,257	$65,875
Currency effect	3,769
Europe pharmaceuticals, excluding currency impact	$60,026

AAA pharmaceuticals	$13,500	$14,925
Currency effect	367
AAA pharmaceuticals, excluding currency impact	$13,867
Note: Currency effect is determined by comparing adjusted 2006 reported amounts, calculated using 2005 monthly average exchange rates, to the actual 2005 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.